As filed with the Securities and Exchange Commission on October 21, 2019

Registration No. 333-217782

Registration No. 333-217780

Registration No. 333-217779

Registration No. 333-216172

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-217782

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-217780

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-217779

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-216172

UNDER

THE SECURITIES ACT OF 1933

MAM SOFTWARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-1108035
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Valley Square, Suite 220

512 Township Line Road

Blue Bell, PA 19422

(610) 336-9045

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2012 Share Incentive Plan

2011 Employee Stock Purchase Plan

2007 Long-Term Stock Incentive Plan

2017 Equity Incentive Plan

(Full titles of the plans)

Brian H. Callahan

Chief Financial Officer

Two Valley Square, Suite 220

512 Township Line Road

Blue Bell, PA 19422

(610) 336-9045

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Shelly M. Hirschtritt, P.C.

Dvir Oren, P.C.

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) filed by MAM Software Group, Inc., a Delaware corporation (the “Company”), removes from registration any and all shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that remain unsold under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

●

Registration Statement on Form S-8 (Registration Statement No. 333-217782), which was filed with the SEC on May 8, 2017, pertaining to the registration of (i) 210,768 shares of Common Stock issuable under the MAM Software Group, Inc. 2012 Share Incentive Plan and (ii) 39,232 shares of restricted Common Stock issued under the MAM Software Group, Inc. 2012 Share Incentive Plan.

●

Registration Statement on Form S-8 (Registration Statement No. 333-217780), which was filed with the SEC on May 8, 2017, pertaining to the registration of (i) 71,986 shares of Common Stock issuable under the MAM Software Group, Inc. 2011 Employee Stock Purchase Plan and (ii) 28,014 shares of restricted Common Stock issued under the MAM Software Group, Inc. 2011 Employee Stock Purchase Plan.

●

Registration Statement on Form S-8 (Registration Statement No. 333-217779), which was filed with the SEC on May 8, 2017, pertaining to the registration of 2,171,000 shares of Common Stock issuable under the MAM Software Group, Inc. 2007 Long-Term Stock Incentive Plan.

●

Registration Statement on Form S-8 (Registration Statement No. 333-216172), which was filed with the SEC on February 22, 2017, pertaining to the registration of 1,000,000 shares of Common Stock issuable under the MAM Software Group, Inc. 2017 Equity Incentive Plan.

On October 21, 2019, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 30, 2019, by and among Kerridge Commercial Systems Group Limited, an English private limited company (“Parent”), Chickadee Holdings Inc., a Delaware corporation and wholly-owned indirect subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned indirect subsidiary of Parent, at which time the Company’s equity securities ceased to be publicly traded.

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering subject to the Registration Statements, the Company hereby removes from registration any and all securities of the Company registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, State of Pennsylvania, on this 21st day of October, 2019.

MAM SOFTWARE GROUP, INC.

By:	/s/ Brian H. Callahan
Name:	Brian H. Callahan
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.